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                                                                    Exhibit 99.2

Press Release
For Immediate Release

                         SECURITY CAPITAL PACIFIC TRUST
                                   ANNOUNCES
                     FUTURE CONVERSION PRICE ADJUSTMENT OF
                CUMULATIVE CONVERTIBLE SERIES A PREFERRED SHARES


     September 12, 1996 - Security Capital Pacific Trust (New York Stock Exchange Symbol: PTR) today announced that an adjustment will be made to the conversion price of its Cumulative Convertible Series A preferred shares (NYSE symbol: PTR PrA) as a result of the approval of the merger and distribution agreement under which its Homestead Village(R) properties will be spun off to a newly formed company, Homestead Village Incorporated (Homestead), and the subsequent distribution of Homestead common stock and warrants to PTR's common shareholders.

     PTR's management said that holders of PTR's Series A preferred shares should note the following:

     . The distribution record date for the Homestead spin-off will be determined by the PTR Board of Trustees on or after the closing of the transaction creating Homestead. The transaction is expected to close in October 1996, subject to the conditions contained in the merger and distribution agreement.

     . The Homestead securities will be listed on the American Stock Exchange. Trading in Homestead securities will not occur until two trading days after the distribution record date.

     . At least 10 days before the distribution record date, written notice of the distribution of the Homestead securities and the method for determining the conversion price adjustment for the Series A preferred shares will be sent to all holders of Series A preferred shares. The conversion price adjustment will be determined by multiplying the current conversion price of $20.56 per Series A share by a fraction, the numerator of which will be the fair market value of a PTR common share less the fair market value of the Homestead securities to be distributed per PTR common share as of the distribution record date, and the denominator of which will be the fair market value of a PTR common share. The fair market value of PTR common shares will be based on the average of the last reported sale prices of PTR common shares on the New York Stock Exchange for five consecutive trading days selected by PTR beginning no earlier than 20 trading days before the distribution record date. The fair market value of the Homestead securities will be determined by PTR's Chairman or the Board of Trustees.

     . The adjustment to the conversion price will be determined after the close of business on the distribution record date and will be effective at the opening of business on the next business day.
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     .    The actual number of Homestead securities which each PTR common shareholder as of the distribution record date will receive will depend on how many Series A preferred shares are converted prior to the close of business on the distribution record date. PTR will distribute an aggregate of 9,485,727 shares of Homestead common stock and 6,363,789 Homestead warrants to holders of PTR common shares as of the distribution record date. There are currently 8,736,200 Series A preferred shares outstanding which are currently convertible into 10,624,966 PTR common shares. If a Series A preferred shareholder elects to participate in the Homestead distribution, the conversion must take place before the close of business on the distribution record date.

     . The Homestead securities will be distributed approximately 14 days after the distribution record date.


FOR MORE INFORMATION, CONTACT:      K. Scott Canon
                                    (800) 982-9293
                                         or
                                    Gerard de Gunzburg
                                    (212) 838-9292